Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS FINANCIAL RESULTS FOR THE

QUARTER ENDED JANUARY 31, 2010

First Quarter 2010 Profit Driven by Increased Oil Production

DENVER, COLORADO, March 11, 2010 —— Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in Central Kansas, Oklahoma and the Williston Basin, today reported financial results for the quarter ended January 31, 2010.

For the first quarter, net income was $639,000, or $.06 per diluted share, compared to a net loss of $9,891,000, or $.95 per diluted share last year.  The energy price collapse in the first half of last year caused a non-cash asset write-down resulting in the prior year loss.  Excluding the effects of the write down, last year’s net income was $208,000 or $.02 per basic and diluted share.  First quarter revenue increased 49% to $3,142,000 compared to $2,108,000 last year.

For the last several years the company has focused on building momentum in oil plays.  As a result, oil production increased 41% compared to last year and revenues from oil production increased 177%.  The increase was driven by the Company’s Central Kansas oil drilling project where state of the art 3-D seismic is facilitating a success rate of almost 50%.  Credo’s production revenues also benefited from oil’s significant price advantage over natural gas which was more than 14 to 1 at first quarter-end compared to the energy equivalency of 6 to 1.

FIRST QUARTER OIL PRICES GAIN 96%;

NATURAL GAS PRICE REALIZATIONS FALL 23%

Realized natural gas prices for the first quarter fell 23% to $5.12 per Mcf compared to $6.65 last year. Hedging transactions resulted in a $.03 per Mcf reduction to the first quarter wellhead price of $5.15 compared to a $2.55 increase to the $4.10 wellhead price last year.  Net wellhead oil prices increased 99% to $73.21 per barrel compared to $36.87 last year.

At January 31, 2010 the company held open natural gas derivative contracts for 250,000 net MMBtus at NYMEX basis prices ranging from $5.22 to $7.27 and covering the production months of February 2010 through December 2010.  At January 31, 2010 the company also held natural gas basis differential contracts on 440,000 MMBtus on Panhandle Eastern Pipeline at $0.47 covering the production months of February 2010 through December 2010.  Average prices received in the company’s primary market have historically been 15% to 17% below NYMEX prices due to basis differentials and transportation costs compared to the current differential of about 2%.  Differentials are affected by regional weather, gas storage and other economic factors.

OIL PRODUCTION ACCOUNTS FOR 55%

OF TOTAL PRODUCTION REVENUE

First quarter oil production increased 41% on an energy equivalency basis and accounted for 55% of total production revenues compared to 30% last year.  Natural gas production fell 24% compared to last year primarily because the company is focused on oil drilling and has not drilled any gas wells in almost a year and a half.  On a price equivalent basis, total production increased 18%, with increased oil production more than offsetting the decline in gas production.  On an energy equivalent basis, total production declined 10%.

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE

A SOLID FOUNDATION FOR GROWTH

The company’s balance sheet and financial condition continue to be very strong with ample cash and no debt.  In addition, the company expects operating cash flow to remain strong in 2010.  This provides the company great flexibility to increase capital spending as opportunities arise.  At January 31, 2010, total assets were $52,537,000 and working capital was $13,667,000, including cash and short-term investments of $12,702,000.  For the three months, cash flow from operations was $1,312,000 compared to $1,281,000 last year.

MANAGEMENT COMMENT

Marlis E. Smith, Jr., Credo’s Chief Executive Officer commented, “Credo delivered profitability and solid financial results for the first quarter of 2010, despite continued depressed natural gas prices.  We are pleased to see that our focus on drilling for oil is yielding positive results.  The 50% success rate of our Central Kansas drilling project drove this quarter’s substantial oil production increase, resulting in oil revenue exceeding natural gas revenue for the fourth consecutive quarter.

“In addition to our success in Central Kansas, Credo has made a major commitment in the Williston Basin horizontal Bakken play.  We are particularly excited with the results of our first horizontal Bakken well which flowed 1,474 barrels of oil equivalent, over a 24-hour period.  Credo owns interests in about 50 Bakken spacing units in the heart of the play and our second well is scheduled for drilling this Spring.  Petro-Hunt is the operator of both wells and Credo holds 10% and 18.75% working interests, respectively.

“Credo owns an exceptional inventory of oil-weighted drilling prospects located in two of the premier U.S. oil drilling plays — central Kansas and the horizontal Bakken/Three Forks.  We have successfully built excellent momentum in Kansas and we expect to do the same in the Bakken.  We believe that oil will continue to enjoy a significant price advantage over natural gas and that the Kansas and Bakken plays will make a significant contribution to increasing our production and reserves.”

About Credo Petroleum

Credo Petroleum Corporation is an independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of North Texas and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

*          *          *          *          *

Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Operating Information

	Three Months Ended
	January 31,
	2010	2009
REVENUES:
Oil sales	$1,724,000	$622,000
Natural gas sales	1,418,000	1,486,000
	3,142,000	2,108,000
EXPENSES:
Oil and natural gas production	856,000	886,000
Depreciation, depletion and amortization	865,000	1,336,000
Impairment of oil and gas properties and long lived assets	—	16,623,000
General and administrative	542,000	868,000
	2,263,000	19,713,000

Income (Loss) from Operations	879,000	(17,605,000)

Other Income and (Expense)
Realized and unrealized gains (losses) from derivative contracts	(14,000)	1,466,000
Investment and other income (loss)	(1,000)	(142,000)
	(15,000)	1,324,000

INCOME(LOSS) BEFORE INCOME TAXES	864,000	(16,281,000)

INCOME TAXES	(225,000)	6,390,000

NET INCOME (LOSS)	$639,000	$(9,891,000)

Earnings (loss) per share - basic	$.06	$(.95)

Earnings (loss) per share - diluted	$.06	$(.95)

Weighted average number of shares of Common Stock and dilutive securities:
Basic	10,204,000	10,386,000

Diluted	10,251,000	10,386,000
Cash and Short-Term Investments	$12,702,000	$12,983,000
Other Current Assets	3,199,000	3,016,000
Oil and Natural Gas Properties, Net	30,455,000	30,279,000
Intangible Assets, Net	3,904,000	4,013,000
Other Assets	2,277,000	2,261,000
	$52,537,000	$52,552,000

Current Liabilities	$2,234,000	$2,457,000
Deferred Income Taxes	2,762,000	2,537,000
Asset Retirement Obligations	1,505,000	1,502,000
Stockholders’ Equity	46,036,000	46,056,000

	$52,537,000	$52,552,000